Exhibit (a)(3)

LETTER TO BROKERS

                                    TXU CORP.
                           OFFER TO PURCHASE FOR CASH
 ALL OUTSTANDING FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2033 FOR SUCH PRICE
                    AS IS DESCRIBED IN THE OFFER TO PURCHASE

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  THIS OFFER WITH RESPECT TO FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2033,
  AND YOUR RIGHT TO WITHDRAW FROM THIS OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME ON OCTOBER 13, 2004, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH
  TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").
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                                                              September 15, 2004


To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees that are holders of Floating Rate Convertible Senior Notes (CUSIP Nos. 873168 AD 0 and 873168 AE 8) (the "Convertible Notes"):

In connection with the offer by TXU Corp., a corporation organized under the laws of Texas ("TXU"), to purchase for cash (the "Offer") the Convertible Notes upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated September 15, 2004 (the "Offer to Purchase"), and the related letter of transmittal (the "Letter of Transmittal"), The Bank of New York has been appointed as the depositary by TXU. The Offer to Purchase is being furnished to you as the holder of the Convertible Notes. In addition, please find the attached Instructions for tender, which must be completed by you in order to direct the tender of your Convertible Notes. YOUR PROMPT ATTENTION IS REQUESTED, AS THE OFFER EXPIRES ON THE EXPIRATION DATE.

Enclosed you will find copies of the Offer to Purchase, the Letter of Transmittal and a form letter you can send to your clients who are beneficial owners of the Convertible Notes registered in your name, or in the name of your nominee. TXU requests that you send these documents to your clients who own these Convertible Notes.

The Offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase and in the Letter of Transmittal which, as each may be amended and supplemented from time to time, together constitute the Offer.

Only Convertible Notes validly tendered and not properly withdrawn will be purchased. The Offer is not conditioned on any minimum number of Convertible Notes being tendered. Under a separate Offer to Purchase, TXU Corp. is concurrently offering to purchase up to 11,433,285 of its outstanding Corporate Units and up to 8,700,000 of its outstanding Income PRIDES. The Offer and such concurrent offers are not contingent upon each other. The Offer is, however, subject to other conditions described in the Offer to Purchase and the Letter of Transmittal. Additionally, there are no guaranteed delivery procedures for the Offer.

For your information and for forwarding to your clients for whom you hold Convertible Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

         o    The Offer to Purchase;

         o A letter that you may send to your clients for whose accounts you hold Convertible Notes registered in your name or in the name of your nominee, with an instruction form for obtaining such clients' instructions with regard to the Offer;

         o The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9); and

         o Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME ON WEDNESDAY, OCTOBER 13, 2004, UNLESS THE OFFER IS EXTENDED.

TXU is offering to purchase any and all of its outstanding Convertible Notes.

TXU will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Convertible Notes held by you as a nominee or in a fiduciary capacity. TXU will pay or cause to be paid any transfer taxes applicable to its purchase of the Convertible Notes except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

Neither the management of TXU nor its board of directors, the co-dealer managers, the depositary, the information agent or their respective affiliates make any recommendation to any holder of any of the Convertible Notes as to whether to tender any such Convertible Notes or not. TXU has not authorized any person to make any such recommendation. Holders of the Convertible Notes should carefully evaluate all information in the offers, consult their own investment and tax advisors, and make their own decisions about whether to tender such Convertible Notes and, if so, how many Convertible Notes to tender. Any questions related to the Offer and requests for assistance may be directed to the co-dealer managers identified on and at the addresses and telephone numbers set forth on the back page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the information agent or the co-dealer managers by calling them at the numbers set forth on the back page of the Offer to Purchase.

                                                 Very truly yours,

                                                 [  ]

                                                 (Enclosures)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TXU, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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